Exhibit 99.1

Compass Diversified Holdings	Investor Relations Contact:
Jim Bottiglieri	KCSA Strategic Communications
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jim@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
Compass Diversified Holdings Announces Sale
of Aeroglide Holdings, Inc.
WESTPORT, CT, June 25, 2008 – Compass Diversified Holdings (Nasdaq GS: CODI), a leading acquirer and manager of middle market businesses, announced today that its wholly owned subsidiary, Compass Group Diversified Holdings LLC (the “Company”) simultaneously entered into a definitive agreement to sell and consummated the sale of its majority owned subsidiary, Aeroglide Holdings, Inc. (“Aeroglide”), to Bühler Holding AG (“Buhler”) for a total enterprise value of $95 million.
The Company will receive approximately $85.6 million of total proceeds from the sale, after payment to minority shareholders and payment of all transaction expenses, with respect to its debt and equity interests in Aeroglide. Aeroglide was acquired by the Company on February 28, 2007 for a total enterprise value of approximately $60 million. The Company anticipates recording a gain on the sale of Aeroglide of between $32 million to $34 million in the fiscal quarter ended June 30, 2008.
Commenting on the transaction, I. Joseph Massoud, chief executive officer of the Company, said, “The sale of Aeroglide represents an opportunistic transaction for CODI and its shareholders based on the strong growth in cash flow generated by the business in less than two years of our ownership. The sale price of approximately 8.1x trailing twelve month EBITDA represents a significant increase over the multiple paid by us. As with all of our subsidiaries, we both served as lenders to Aeroglide, as well as majority equity holders. Our initial February 2007 investment, completed nine months after CODI’s initial public offering, was comprised of approximately $39 million in debt financing and $18.9 million in equity for our majority ownership stake. The outstanding debt balance of approximately $31.4 million was assigned to and purchased by Buhler at par, and the value of our equity ownership in CODI at the sale of this transaction was approximately $54.2 million. We are excited to have achieved this substantial gain on our ownership of this business for our shareholders. We appreciate the opportunity to have worked with Aeroglide, and wish the Aeroglide management team continued success in the future.”

Mr. Massoud continued, “As a global leader in process engineering for producing food and engineering materials, Buhler is well positioned to serve customers of Aeroglide with new integrated solutions. The combined worldwide capabilities of the two firms now offer the greatest variety of options to meet a customer’s processing requirements.”
Mr. Massoud concluded, “Combined with the previously announced upcoming sale of Silvue Technologies Group, this transaction represents the second divestiture by CODI in 2008. Including the sale of Crosman Acquisition Corporation in 2007, CODI has now realized over $105 million in gains on the divestiture of businesses for its shareholders since its May 2006 IPO. These transactions highlight CODI’s ability to effectively acquire and manage privately held middle market companies that are growing, and to work with the management teams of those companies to enhance their growth prospects. While we acquire our businesses with a view toward long-term ownership, we believe these opportunistic sales will allow each of the companies to advance to the next stage in their corporate life cycle. Following the completion of these transactions, we anticipate having the additional financial flexibility to acquire additional platform subsidiary businesses at attractive valuations, as well as consummate accretive add-on acquisitions. Given the continued dislocation in the credit markets, we believe the current environment continues to favor our financing model.”
A portion of the proceeds will be used to repay $65 million of outstanding debt under the Company’s revolving credit facility. Availability under the revolving credit facility after the $65 million pay down will be over $250 million and is available for the Company to pursue additional platform and add-on acquisitions, as well as for general corporate purposes.
Additional information on the sale transaction will be available on the Company’s Form 8-K that will be filed with the Securities and Exchange Commission on or before June 26, 2008.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.

Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
AFM Holdings Corporation and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture with the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 435 branch locations in 35 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory Holding Corp. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Irvine, CA

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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